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                                                  Exhibit 99

July 25, 1994 -    THE ST. PAUL COMPANIES REPORTS
                STRONG SECOND-QUARTER EARNINGS

St. Paul, Minn. - The St. Paul Companies (NYSE:SPC) reported second-quarter 1994 operating earnings of $117.3 million, or $1.31 per share, compared with last year's second-quarter operating earnings of $91.9 million, or $1.02 per share.

     Net income for second-quarter 1994 was $127.8 million, or $1.43 per share, compared with $108.5 million, or $1.21 per share, for the second quarter of 1993. Second-quarter 1994 net income included after-tax realized investment gains of $10.5 million, or $0.12 per share, compared with $16.6 million, or $0.19 per share, for the second quarter of 1993.

     Per share figures reflect a two-for-one common stock split on June 6, 1994.

     "We had a very good second quarter," said Douglas W.
Leatherdale, chairman and chief executive officer. "Our underwriting operations performed well, in part because there were few catastrophes in the quarter, a welcome respite from record first-quarter catastrophe losses.

     "Our reinsurance operation performed especially well, aided by the lack of catastrophes and fundamental improvement in its business."

Six-months results
- ------------------

     For the first six months of 1994, operating earnings were $166.9 million, or $1.85 per share, compared with $171.8 million, or $1.91 per share, for the first six months of 1993.

     Net income for the first half of 1994 was $192.2 million, or $2.14 per share, compared with $196.5 million, or $2.18 per share for the first half of 1993. Net income for the first six months of 1994 included after-tax realized investment gains of $25.3 million, or $0.29 per share, compared with $24.7 million, or $0.27 per share, for the first six months of 1993.
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Underwriting Operations
- -----------------------

     "Second-quarter premium volume was 21 percent higher than last year's second quarter due to the inclusion of results from Economy Fire & Casualty Company, which we acquired last year in the third quarter, and growth in our reinsurance operation," Leatherdale said.

                   THE ST. PAUL COMPANIES
           SECOND-QUARTER UNDERWRITING OPERATIONS
                         HIGHLIGHTS

Three months ended June 30         1994            1993
- --------------------------         ----            ----

Written premiums             $921,119,000     $759,597,000

Underwriting loss            ($13,544,000)    ($41,636,000)

Net investment income        $164,461,000     $163,474,000

Pretax operating earnings*   $145,565,000     $118,996,000

Combined ratio                      100.2            103.7

*excluding realized investment gains


                   THE ST. PAUL COMPANIES
             SIX-MONTHS UNDERWRITING OPERATIONS
                         HIGHLIGHTS

Six months ended June 30           1994            1993
- ------------------------           ----            ----

Written premiums           $1,725,690,000   $1,520,749,000

Underwriting loss            ($96,601,000)   ($101,852,000)

Net investment income        $328,986,000     $325,304,000

Pretax operating earnings*   $214,877,000     $220,469,000

Combined ratio                      105.2            106.4

*excluding realized investment gains
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Insurance Brokerage Operations
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     For the second quarter of 1994, The Minet Group, The
St. Paul's London-based insurance brokerage operation, had a pretax loss of $4.6 million, compared with a pretax loss of $9.3 million for the same 1993 period.

     For the first six months of 1994, Minet had a pretax loss of $13.6 million, compared with a pretax loss of $17.1 million for the first half of 1993.

     "Minet's revenues grew 13 percent over last year's second quarter, indicating that new initiatives instituted over the last year are beginning to take hold," Leatherdale said.

The John Nuveen Company
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     The St. Paul's portion of The John Nuveen Company's
second-quarter 1994 pretax operating earnings totaled $17.9
million, compared with pretax operating earnings of $20.7
million for the same period in 1993. The St. Paul owns 76 percent of Nuveen.

     For six-months 1994, The St. Paul's portion of Nuveen's pretax operating earnings was $35.2 million, compared with $41.1 million for the first half of 1993.

     "Nuveen's earnings, while not as strong as last year's, were very good, given the turmoil in the municipal bond market," Leatherdale said.

Consolidated Financial Position
- -------------------------------

     Consolidated assets of The St. Paul Companies as of
June 30, 1994, were $16.96 billion, compared with $17.15 billion as of Dec. 31, 1993.

     Common shareholders' equity was $2.68 billion at the end of the second quarter, compared with $3.0 billion on Dec. 31, 1993. Book value per common share on June 30,
1994, was $31.88, compared with $35.47 on Dec. 31, 1993.

     Assets and common shareholders' equity were down from year-end due to the decrease in the market value of The St. Paul's bond portfolio. At the end of 1993, The St. Paul adopted
Statement of Financial Accounting Standards No. 115, which results in its bond portfolio being reported at estimated market value, with the corresponding unrealized appreciation
(net of taxes) recorded in common shareholders' equity.

The St. Paul Companies, headquartered in Saint Paul, Minn.
is a group of companies that provides property-liability
insurance underwriting and insurance brokerage products and
services throughout the world.
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                   THE ST. PAUL COMPANIES
                   SECOND-QUARTER RESULTS

                                          1994              1993
                                          ----              ----

Revenues                               $1,165,149,000  $1,069,338,000

Operating Earnings                       $117,279,000     $91,929,000
   Per Common Share (Fully Diluted)*            $1.31           $1.02


Realized Investment Gains,
   Net of Taxes                           $10,483,000     $16,568,000
     Per Common Share (Fully Diluted)           $0.12           $0.19

Net Income                               $127,762,000    $108,497,000
   Per Common Share (Fully Diluted)*            $1.43           $1.21


                   THE ST. PAUL COMPANIES
                     SIX-MONTHS RESULTS

                                             1994            1993
                                             ----            ----

Revenues                              $2,328,924,000   $2,183,366,000

Operating Earnings                      $166,851,000     $171,839,000
   Per Common Share (Fully Diluted)*           $1.85            $1.91

Realized Investment Gains,
   Net of Taxes                          $25,348,000      $24,689,000
     Per Common Share (Fully Diluted)          $0.29            $0.27

Net Income                              $192,199,000     $196,528,000
   Per Common Share (Fully Diluted)*           $2.14            $2.18


* The per-share figures above are fully diluted. Primary earnings per common share are:

                                 Second Quarter         Six Months
                                 --------------        ------------
                                  1994    1993         1994   1993
                                  ----    ----         ----   ----
Primary operating earnings
  per common share               $1.36   $1.06        $1.92  $1.97

Primary net income per
  common share                   $1.49   $1.25        $2.22  $2.26